Rancher Energy Completes Acquisition of Two High Caliber Oil Projects—South Glenrock B & Cole Creek South

DENVER, CO--December 27, 2006--Rancher Energy Corp. (OTC BB:RNCH.OB--News) (“Rancher Energy” or the “Company”) is pleased to announce that it has closed the acquisition of two producing oil fields in Wyoming’s Powder River basin. The newly acquired South Glenrock B and Cole Creek South fields feature existing production as well as excellent potential for enhanced oil recovery (EOR) using carbon dioxide (CO2) injection.

On December 22, 2006 Rancher Energy successfully completed the acquisition of the South Glenrock B and Cole Creek South fields. Both acquisitions are effective December 1, 2006. Rancher Energy acquired a 93.73% working interest (74.08% net revenue interest) in the South Glenrock B field consisting of approximately 7,070 acres in Wyoming's Powder River Basin for a purchase price of $36,670,000. South Glenrock B field’s current gross production is about 210 barrels per day of primarily 35 degree sweet crude by existing waterflood operations.

Located in Converse County immediately outside the town of Glenrock, Wyoming, and bisected by Interstate 25, South Glenrock B produces from the Dakota and Muddy sandstone reservoirs that are draped over a structural nose with 1600 feet of relief. Updip trapping is provided by westward transition into tighter rock. Production is maintained by secondary recovery efforts initiated in 1961. The field was discovered by Conoco in 1950 and contained nearly 300 active oil wells by 1957.

The total South Glenrock field is organized into three units—Unit A produces primarily from the Dakota formation, Unit B produces primarily from the Lower and Upper Muddy formations as well as the Dakota formation, and Unit C produces primarily from the Lower Muddy formation. The Company believes that oil is trapped in the reservoir by a narrow low permeability barrier to the west, which separates the Dakota reservoir of the South Glenrock field from the Big Muddy field (also under contract by Rancher Energy), and by a permeability pinch out to the northeast where porous sandstone grades into fine siltstone and sandy shale.

In addition, Rancher Energy has successfully acquired a 100% working interest (79.31% net revenue interest) in the Cole Creek South field consisting of approximately 2,080 acres in the Powder River Basin for a purchase price of $10,000,000. The field is currently producing about 80 gross barrels per day of primarily 35 degree sweet crude by existing waterflood operations.

Located in Converse County approximately six miles northwest of Glenrock, Cole Creek South was discovered in 1948 by the Phillips Petroleum Company. By the mid-1950’s the field contained nearly 50 active wells. Stacked Lakota, Dakota, Muddy, and Shannon sandstone reservoirs produce oil from 4800 to 900 feet depth on a NW-trending anticlinal closure. Under waterflood since 1968, Cole Creek South field experienced downdip development along its eastern flank the mid-1980s.

Production at Cole Creek South was originally discovered on structure in the Lakota sandstone. After drilling a number of wells along the crest of the structure that had high water cuts, the Lakota zone was not developed in favor of the Dakota sandstone. At the time, it was not realized that the oil in both the Lakota and Dakota intervals is displaced to the east flank of the structure by a strong water drive. Most of the remaining oil is in the Lakota sandstone on the east flank of the structure. Water injection into the Lakota formation began in March of 1961 and into the Shannon formation in 1970. Injection into the Dakota formation began in December of 1968 and reached peak production in April of 1972.

John Works, President & CEO of Rancher Energy, commented: “The acquisition of two such promising EOR prospects adds significant value to our Company. The South Glenrock B and Cole Creek South fields offer existing production and are ideally suited for a full-field continuous CO2 flood program to reach their full potential. We believe our team’s successful track record producing energy resources plus our deep expertise with enhanced oil recovery techniques will prove to be a winning combination in the development of these strategic acquisitions.”